Exhibit 99.1

                   Capstone Turbine Appoints New COO

    CHATSWORTH, Calif.--(BUSINESS WIRE)--April 21, 2006--Capstone Turbine Corporation(R) (www.microturbine.com) (NASDAQ:CPST), the world's leading manufacturer of microturbine energy systems, announced today that Mark Gilbreth has been appointed as the Company's Executive Vice President & Chief Operating Officer effective April 18, 2006.
    Gilbreth most recently served as Vice President, Engineering Technologies. Mark joined Capstone in 1995 and has held positions of increasing responsibilities in Engineering, Program Management and Customer Service. Prior to joining Capstone, he was employed as a Product Development Engineer for five years with Sundstrand Power Systems in San Diego.
    "I am pleased to announce the appointment of Mark to this important new position. Mark has played a key role in the commercialization of our microturbine systems during his ten year career at Capstone. Mark's solid track record, his expertise and experience makes him the ideal candidate to lead Capstone's operations," said Capstone CEO John R. Tucker.
    In addition to the appointment of Gilbreth, Capstone is pleased to announce that John C. Fink has been appointed to the position of Executive Vice President, Business Development and Marketing. Fink joined the Capstone Leadership Team in 2003 as Senior Vice President and has held positions in Sales and Service, and Operations.
    "I am very excited about John's new role. His knowledge of Capstone's markets, products and customers will be instrumental in developing sales opportunities for our microturbine technology solutions," said Tucker.
    These appointments will enable Tucker to further focus on Capstone's global business strategies and developing strategic alliances to facilitate Capstone's growth.

    About Capstone Turbine

    Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped more than 3,500 Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged more than 11 million documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Shanghai and Tokyo.

    This press release contains "forward-looking statements," as that term is used in the federal securities laws, with regard to "expanding", "new opportunities", and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.



    CONTACT: Capstone Turbine Corporation
             Alice Barsoomian, 818-407-3628